Exhibit 99.1

Vitamin Shoppe to Appoint New Independent Directors to Board

SECAUCUS, N.J. – April 23, 2018 – Vitamin Shoppe, Inc. (NYSE: VSI), an omni-channel, specialty retailer and contract manufacturer of nutritional products, today announced that it will appoint up to five new independent directors to its Board of Directors. Himanshu H. Shah, Sing Wang and Melvin L. Keating will join the Board immediately and the Board will be expanded accordingly. The Board may also appoint two additional independent directors at a later date. Each of the newly appointed directors will stand for election at the Company’s 2018 Annual Meeting of Stockholders. At that meeting, four current directors (other than Colin Watts) will not stand for reelection. Mr. Watts will leave the Board in connection with his previously announced departure from Vitamin Shoppe.

In connection with today’s announcements, Vitamin Shoppe has also entered into cooperation agreements with Shah Capital Management and certain of its affiliates (“Shah Capital”) and Vintage Capital Management, LLC and certain of its affiliates (“Vintage Capital”), which currently own approximately 17.7% and 14.8% of Vitamin Shoppe’s outstanding common stock, respectively. Pursuant to the cooperation agreements, Shah Capital and Vintage Capital will vote their shares in favor of all of Vitamin Shoppe’s director nominees at the Company’s 2018 and 2019 Annual Meetings of Stockholders and have agreed to abide by customary standstill provisions and voting commitments. The complete agreements will be included as exhibits to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Pursuant to the cooperation agreements, the Company has also agreed to commence a tender offer for its common stock on the terms and conditions described in the cooperation agreements. The Board appointments and capital return announced today follow a number of steps that Vitamin Shoppe has recently taken as it continues to execute its turnaround strategy to position itself as the Wellness Authority for its customers. In March 2018, Vitamin Shoppe repurchased $45.4 million in aggregate principle amount of its 2.25% Convertible Senior Notes due December 2020. Vitamin Shoppe has explored a range of strategic options for its Nutri-Force business and is pursuing a sale of the business. Other initiatives, such as SPARK Auto Delivery, continue to resonate with customers.

Commenting on the new Board members, Alexander W. Smith, Executive Chairman of the Board, stated, “We welcome Himanshu, Sing and Mel to the Board as they each bring relevant experience and perspectives in areas essential to our business. These appointments underscore our commitment to ongoing board refreshment and our focus on enhancing the skills and expertise represented on the Vitamin Shoppe Board.”

Brian R. Kahn, founder and managing member of Vintage Capital, said, “We are pleased that Vitamin Shoppe has added these outstanding new directors, who we believe will enhance the Board. We look forward to watching Vitamin Shoppe continue to focus on increasing stockholder value.”

Himanshu H. Shah, founder and managing member of Shah Capital, said, “The Vitamin Shoppe’s Board has demonstrated its responsiveness to its shareholders through this agreement. The infusion of new perspectives into the Board announced today will position it to realize its tremendous potential. I look forward to working together constructively towards our shared objective of enhancing value for all.”

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is an omni-channel, specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 900 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCare®, Next Step® and Betancourt Nutrition® brands. The Vitamin Shoppe conducts business through more than 775 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and through its website, www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including with respect to the composition of the Company’s board of directors, the Company’s potential growth and strategy, and the commencement of a tender offer. These forward-looking statements can be identified by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control. The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

For further information: Analysts and Investors: Kathleen Heaney, 201-552-6430, ir@vitaminshoppe.com; Media: Crystal Carroll, 201-552-6328, crystal.carroll@vitaminshoppe.com